PARAMOUNT COMMUNICATIONS INC.


                                                February 14, 1994


Martin Lipton, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019


Dear Martin:

        Lazard Freres has reconfirmed its prior opinion given to the Paramount Board February 4, 1994.

                                                Sincerely,

                                                /s/ Donald